UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2017

UNITED STATES CELLULAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-09712	62-1147325
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation or organization)

8410 West Bryn Mawr, Chicago, Illinois 60631
(Address of principal executive offices) (Zip Code)

Registrant's telephone, including area code: (773) 399-8900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

See disclosure under Item 8.01 – Other Events, which is incorporated herein to the extent applicable.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See disclosure under Item 8.01 – Other Events, which is incorporated herein to the extent applicable.

Item 8.01.  Other Events.

As previously disclosed, the Federal Communications Commission (“FCC”) announced United States Cellular Corporation (“U.S. Cellular”) as a qualified bidder in the FCC’s forward auction of 600 MHz spectrum licenses, referred to as Auction 1002.  The Clock Phase of the auction was completed on February 10, 2017.  With the completion of the Clock Phase of the auction, U.S. Cellular is now committed to purchase 600 MHz spectrum licenses on which it submitted bids for a minimum amount of $327 million, subject to increase as the FCC completes the Assignment Phase of the auction, which is pending.  U.S. Cellular expects to be obligated to pay for the total committed amount, less the $143 million upfront payment made in June 2016, in the second quarter of 2017.  U.S. Cellular currently expects to make such payment using cash on hand and/or borrowings under its revolving credit agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED STATES CELLULAR CORPORATION
(Registrant)

Date:	February 16, 2017

		By:	/s/ Steven T. Campbell
Steven T. Campbell
Executive Vice President - Finance,
Chief Financial Officer and Treasurer
(principal financial officer)